INTELLECTUAL PROPERTY AGREEMENT
                         -------------------------------


THIS INTELLECTUAL PROPERTY AGREEMENT dated as of April 1, 2000 is by and between RALSTON PURINA COMPANY, a corporation organized under the laws of the State of Missouri, having its principal office at Checkerboard Square, St. Louis, Missouri 63164 (hereinafter "Ralston") and ENERGIZER HOLDINGS, INC. a corporation organized under the laws of the State of Missouri, having its principal office at 800 Chouteau Avenue, St. Louis, Missouri 63102 (hereinafter "Energizer").

                                   WITNESSETH

WHEREAS, the parties have entered into an Agreement and Plan of Reorganization of even date herewith; and

WHEREAS, pursuant to said Agreement and Plan of Reorganization, the parties have agreed to divide certain intellectual property heretofore used in the business of Ralston, Energizer, and/or its/their Affiliates;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the parties agree as follows:

1.     Definitions

     (a)     Affiliates

          Hereunder, an "Affiliate" of, or persons "Affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified.

     (b)     Battery  Business

          Hereunder, "Battery Business" shall mean a business or portion of a business devoted to batteries and/or lighting products, including components therefor and collateral goods related thereto.

     (c)     Closing

          Hereunder "Closing" shall have the same meaning as "Distribution Date" in the Agreement and Plan of Reorganization.

     (d)     Intellectual  Property

          Hereunder, "Intellectual Property" shall include, but not be limited to, trade secrets and confidential information; statutory, common law and registered trademarks, trade styles, service marks, service names trade names, trade dress, copyrights, moral rights, rights of privacy and publicity, Internet or other electronic communication addresses (e.g., "energizer.com" and 1-800-982-ENRS), business addresses of a proprietary nature (e.g., "Ever Ready House"), designs, inventions, know-how, issued and unissued patents, and other property commonly considered intellectual property, all rights to recover for past infringements of each of the foregoing, and the goodwill of the business to the extent associated with any and all of the foregoing.

     (e)     Newco

          Hereunder, except as limited hereinbelow, "Newco" shall mean Energizer and any and all subsidiaries and Affiliates of Energizer. "Newco" shall not, however, include Ralston and any of its Affiliates whose shares will be owned, whether directly or indirectly, by Ralston following Closing.

     (f)     Oldco

          Hereunder, "Oldco" shall mean Ralston and any and all of its Affiliates whose shares it will directly or indirectly own following Closing.

     (g)     Trademark

          Hereinafter "Trademark" shall mean a word, symbol, or device registrable as a trademark or service mark.

     (h)     Trade  Name

          Hereinafter "Trade Name" shall mean corporate name and/or other business name including, but not limited to, names of corporations, partnerships, and joint ventures, and domain names.

2.     Intellectual  Property

     (a)     Assignments

          (i) Except for Trademarks the parties agree to cancel, at or before Closing, or at such date or dates as Newco may elect, Oldco will assign, or will have assigned, to Newco, all of Oldco's rights, if any, in Intellectual Property Oldco owns which is exclusively associated with Oldco's and/or Newco's Battery Business. Registrations and applications to register Trademarks to be so assigned or canceled include, but are not necessarily limited to, those listed on Schedule 2(a)(i) attached hereto and incorporated by reference herein.

          (ii) Anything in this Intellectual Property Agreement to the contrary notwithstanding, Oldco will not assign to Newco any Intellectual Property consisting of or containing the words, RALSTON, PURINA, CHOW, CHECKERBOARD, or other word meaning "Checkerboard," the 9-Square Checkerboard or other Checkerboard or Checkerband designs, any Intellectual Property consisting of or containing any Intellectual Property now owned by any exclusively non-Battery-Business Affiliate of Ralston, any Intellectual Property not exclusively associated with Oldco's and/or Newco's Battery Business, or any Intellectual Property confusingly similar to any of the Intellectual Property comprehended by this Subparagraph 2(a)(ii). To the extent any such Intellectual Property is currently owned by Newco, it will be assigned to Oldco or canceled on or before Closing or at such date or dates thereafter as Oldco may elect.

          (iii) All assignments contemplated by this Intellectual Property Agreement will be on a quitclaim basis. The assignee will assume all limitations, undertakings and liabilities related to such assigned Intellectual Property, including, but not limited to, limitations in contracts relating to such Intellectual Property entered into by the assignor and binding upon its successors and/or assigns, and liability for any charge that any such Intellectual Property infringes rights of any third party, without regard to whether any such charge arises before or after Closing.

          (iv) With respect to Intellectual Property to be assigned pursuant to this Intellectual Property Agreement in cases where such property exists in the name of a single owner in more than one jurisdiction, the assignor will deliver to the assignee at or before Closing a beneficial, multi-jurisdiction assignment of such Intellectual Property. The assignor shall thereafter promptly execute and return to the assignee one or more jurisdiction-specific assignments of such Intellectual Property prepared by the assignee and delivered to the assignor for such purpose.

          (v) With respect to Intellectual Property to be assigned pursuant to this Intellectual Property Agreement in cases where all such property owned by a single Affiliate exists in a single jurisdiction, the assignor will promptly deliver to the assignee at or before Closing, or thereafter as necessary, a jurisdiction-specific assignment of such property in recordable form.

          (vi) Intellectual Property which is to be assigned pursuant to Subparagraph 2(a)(v) hereinabove, but which is not assigned at Closing, will be maintained by its putative assignor for a reasonable period of time for the benefit of the person to whom it is to be assigned; however, the putative assignee shall reimburse the putative assignor for all out-of-pocket expenses incurred for such maintenance.

          (vii) Battery-Business-related Intellectual Property, whether or not assigned hereunder, remains the responsibility of Newco; and Newco retains such Intellectual Property subject to all limitations, undertakings and liabilities related to such Intellectual Property, including, but not limited to, undertakings in contracts relating to such Intellectual Property and liability for any charge that any such Intellectual Property infringes rights of any third party, without regard to whether such charge arises before or after the Closing.

         (viii) Non-Battery-Business-related Intellectual Property whether or not assigned hereunder remains the responsibility of Oldco; and Oldco retains such Intellectual Property subject to all limitations, undertakings and liabilities related to such Intellectual Property, including, but not limited to, undertakings in contracts relating to such Intellectual Property and liability for any charge that any such Intellectual Property infringes the rights of any third party, without regard to whether such charge arises before the Closing.

          (ix) At Closing, the parties will execute general Intellectual Property Assignments in the form shown on Schedule 2(a)(ix)(A) and 2(a)(ix)(B) Attached hereto and incorporated by reference herein.

     (b)     Costs  of  Assignment  and  Recordation

          Oldco shall pay the costs (including attorneys' and accountants` fees, costs and expenses) of preparing and recording jurisdiction-specific assignments contemplated by Subparagraph 2(a)(v) above. Oldco shall pay the costs of preparing and recording jurisdiction-specific assignments contemplated by Subparagraph 2(a)(iv) above to the extent such costs relate to Trademarks for which the Oldco assignor is record owner or for which an application to record such Oldco assignor as record owner was pending more than one month prior to Closing. Otherwise, such costs shall be borne by Newco.

          An application to record shall be deemed pending if instructions to record the same were sent to such Oldco assignor's attorneys or agents more than one month prior to Closing. The parties agree that such instructions were sent to record Energizer UK Company as record owner of Trademarks heretofore owned by Ever Ready Limited in the jurisdictions listed in Schedule 2(b) hereto; however, applications to record Energizer UK Company as record owner have not yet been filed in such jurisdictions. Newco agrees that to the extent Newco does not confirm its instructions to its outside attorneys or agents to record Energizer UK Company's ownership of the Trademarks previously owned by Ever Ready Limited (and, where required, that of Ever Ready Limited's predecessor(s)) in the jurisdictions listed in Schedule 2(b) within three months following Closing, then to the extent such failure to confirm such prior instructions results in the need to record Energizer UK Company's name-change as a necessary step to record assignments from Energizer UK Company to Energizer Limited, the costs to record such name-change shall be borne by Newco.

3.     Name  Changes

     (a)     Newco  Name  Changes

          Without limitation as to duration or territory, Newco agrees not to use, register or maintain any Trademark, Trade Name, or other Intellectual Property consisting of or containing the word RALSTON, PURINA, "Checkerboard," "Checkerboard Square," or any word, phrase, symbol or device confusingly similar thereto, in connection with any product, service or activity. To the extent a Newco Trademark or Trade Name consists of or contains the word "Ralston" or other word, phrase, symbol, or device proscribed by this Subparagraph 3(a), Newco will cancel or change such Trademark or Trade Name within six months following Closing to eliminate such proscribed word, phrase symbol, or device.

     (b)     Oldco  Name  Changes

          Without limitation as to duration or territory, Oldco agrees not to use, register or maintain any Trademark, Trade Name or other Intellectual Property consisting containing the word ENERGIZER, EVEREADY, EVER READY, Energizer Bunny, or any word, symbol, or device confusingly similar thereto, in connection with any product, service, or activity. To the extent an Oldco Trademark or Trade Name consists of or contains the word ENERGIZER or other word, phrase, symbol or device proscribed by this Subparagraph 3(b), Oldco will cancel or change such Trademark or Trade Name within six months following Closing to eliminate such proscribed word, phrase, symbol, or device.

     (c)     Costs  of  Name  Changes

          Oldco agrees to pay the costs (including attorneys` and accountants` fees, costs and expenses) of name changes and cancellations required by Paragraphs 3(a) and 3(b) above, including the cost, where necessary, of recording the name change against Trademarks and recorded Trademark-related agreements for which the company whose name is changed is record owner.

4.     Costs,  General

     Except as otherwise provided in this Intellectual Property Agreement, Oldco shall pay the costs (including attorneys` and accountants` fees, costs and expenses) necessarily incurred to transfer, divide or cancel Intellectual Property to the extent required by this Intellectual Property Agreement. Among costs deemed necessarily incurred hereunder are (a) costs reasonably incurred to the extent required by this Intellectual Property Agreement to cancel or replace cancelled intellectual-property-related agreements between an Oldco company and a Newco company with an equivalent agreement between two Newco companies, (b) costs reasonably incurred to replace, modify or change intellectual-property-related agreements between Newco Affiliates to the extent required as a result of name changes required by this Intellectual Property Agreement, (c) costs to record, where required by law, such new or modified intellectual-property-related agreements and (d) costs to cancel Intellectual Property in lieu of assignments otherwise required by this Intellectual Property Agreement. Not included among costs deemed necessarily incurred hereunder are
(e) costs incurred in completing and/or recording assignments of Intellectual Property from Ever Ready Limited to Energizer UK Company, and (f) any costs resulting from Newco company name changes not required by this Intellectual Property Agreement.

5.     Third-Party  Agreements

     (a) To the extent assignable without third-party consent, and, if not, to the extent such consent is obtained, at Closing, license agreements and other contracts between Oldco and unaffiliated third parties, to the extent related to the rights in Intellectual Property to be owned by Newco at Closing, will be assigned from Oldco to Newco. Newco agrees to assume Oldco's obligations under such agreements and to indemnify Oldco with respect to any of Newco's breaches or failures to perform thereunder.

     (b) To the extent assignable without third-party consent, and, if not, to the extent such consent is obtained, at Closing, license agreements and other contracts between Newco and unaffiliated third parties, to the extent related to rights in Intellectual Property to be owned by Oldco at Closing, will be assigned from Newco to Oldco. Oldco agrees to assume Newco's obligations under such agreements and to indemnify Newco with respect to any of Oldco's breaches or failures to perform thereunder.

6.     Phase-Out  of  Intellectual  Property  Assigned  to or Retained by Others

     Newco agrees to remove all Oldco Intellectual Property not assigned to Newco as well as Intellectual Property assigned from Newco to Oldco, from Newco's labels, packaging, advertising, signs, letterhead, business cards, and other materials within six (6) months following Closing. Oldco agrees to remove all Intellectual Property assigned to Newco from Oldco's labels, packaging, advertising, signs, letterhead, business cards, and other materials within the same six (6) month period.

7.     Heritage

     Oldco, Newco and their successors and assigns, will each be allowed to refer to its or their pre-spin-off heritage in good faith in truthful articles, histories and the like to the extent such references do not express or imply a continuing relationship between Oldco and Newco.

8.     Good  Faith

     The parties agree not to do indirectly, through subsidiaries, Affiliates or otherwise, what they could not do directly under this Intellectual Property Agreement.

9.     Scope  and  Modification

     This Intellectual Property Agreement, including its schedules, sets forth the entire agreement between the parties relating to the subject matter hereof and it supersedes all prior agreements and understandings relating to such subject matter. None of the terms of this Intellectual Property Agreement may be waived or modified except as expressly agreed to, in writing, by both parties.

10.     Successors  and  Assigns

     This Intellectual Property Agreement shall be binding upon and inure to the benefit of the parties and each of their successors and assigns.

11.     Interpretation

     The section headings in this Intellectual Property Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Intellectual Property Agreement.

12.     Counterparts

     This Intellectual Property Agreement may be executed in two or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument.

13.     Governing  Law

     This Intellectual Property Agreement is made and entered into, and shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri, United States of America, without regard to its conflicts of laws principles, as to all matters, including those relating to validity, construction, performance, effect and remedies under this Intellectual Property Agreement. All matters relating to this Intellectual Property Agreement shall be adjudicated exclusively in the courts of the State of Missouri located in St. Louis, Missouri, or in the United States District Court for the Eastern District of Missouri; and each party hereto consents to the exclusive jurisdiction and venue of such courts for all such matters.

14.     Amendment  and  Modification;  Non-Waiver

     This Intellectual Property Agreement may be amended, modified or supplemented, or rights, powers or options thereunder waived or impaired, only by a written agreement signed by an officer of Ralston and Energizer. Neither party shall be deemed to have waived or impaired any right, power or
Option   created   or   reserved   by   this  Intellectual  Property  Agreement
(including without limitation, each party's right to demand compliance with every term herein, or to declare any breach a default and exercise its rights in accordance with the terms hereof) by virtue of: (i) any custom or practice of the parties at variance with the terms hereof; (ii) any failure, refusal or neglect to exercise any right hereunder, or to insist upon compliance with any term; (iii) any waiver, forbearance, delay, failure or omission to exercise any right or option, whether of the same, similar, or different natures, under this Intellectual Property Agreement or in any other circumstances; or (iv) the acceptance by either party of any payment or other consideration from the other following any breach of this Intellectual Property Agreement. The rights and remedies set forth in this Intellectual Property Agreement are in addition to any other rights or remedies which may be granted by law.

15.     Additional  Documents

     The parties agree to execute such additional documents as may be reasonably required to give effect to their undertakings in this Intellectual Property Agreement.


IN WITNESS WHEREOF, the parties have executed this Intellectual Property Agreement as of the date first above written.


RALSTON  PURINA  COMPANY                  ENERGIZER  HOLDINGS,  INC.


By:/s/ James R. Elsesser                  By:/s/ Harry Strachan

Title: Vice President Chief Financial     Title:  Vice President & General
       Officer and Treasurer                      Counsel